                                                                  EXHIBIT 10(bc)


                     LONG-TERM MANAGEMENT INCENTIVE PLAN OF
                      CLARIDGE HOTEL AND CASINO CORPORATION

                            Effective January 1, 1992
                         Amended Effective June 5, 1995

                                    Section I
                                     PURPOSE

         The Long-Term Management Incentive Plan set forth below consists of two components: a Treasury Stock Award and an Equity Incentive Plan. The Treasury Stock Award and Equity Incentive Plan are intended to provide management of the Company and its subsidiary with a long-term incentive to increase the value of those entities and to achieve certain strategic objectives, including obtaining more flexible mortgage financing terms, dealing with the "Webb Payment," simplification of the financial and operational structure of the Claridge Entities and the monetizing of the interests of shareholders in the Company, limited partners in Atlantic City Boardwalk Associates, L.P., or holders of contingent payment rights in any Claridge Entity. As a result, vesting of the Treasury Share Award and the Equity Units and, under most circumstances, payments on the Equity Units are dependent upon achievement of those objectives. Recognizing, however, that the transaction or event which permits achievement of these objectives may take a variety of different forms, the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of the Company will continue to retain the right to provide key management of the Company and its subsidiary with a different form of incentive compensation in the event these objectives are achieved under circumstances under which holders of the Equity Units would not be entitled to payment with respect to the Units.

                                   Section II
                                   DEFINITIONS

         "Additional Equity Units" shall mean Equity Units initially available for award as of June 5, 1995 to Participants who are Key Employees.

         "Award Agreement" shall mean the written agreement evidencing each Incentive Award granted to a Director or Key Employee under the Plan, the form of which is attached hereto as Appendix A, and any exhibit thereto.

         "Beneficiary" shall mean the beneficiary or beneficiaries designated pursuant to Section 6 to receive, in the event of the death of a Participant, any amount payable under the Plan.

         "Board" means the Board of Directors of the Company.

         "Claridge Entities" shall mean the Company, The Claridge at Park Place, Incorporated, and Atlantic City Boardwalk Associates, L.P.

        "Committee" shall mean the Human Resources and Compensation Committee of the Board.

         "Company" shall mean Claridge Hotel and Casino Corporation, a New York corporation, and its successors and assigns.

         "Director" shall mean an individual who is a member of the Board.

         "Director Equity Units" shall mean Equity Units awarded to Participants who are Directors and are not Key Employees.

         "Disability" shall mean a Participant's inability as determined by the Board of Directors to perform his or her duties in a normal manner, whether by reason of illness or injury (physical or mental), or otherwise, for (A) a continuous period exceeding six (6) months or (B) any noncontinuous period exceeding six (6) months in the aggregate during any twelve (12) month period excluding any leaves of absence approved by the Board.

         "Effective Date" shall mean January 1, 1992.

         "Equity Units" shall mean the Equity Units awarded to Participants in an Incentive Award, consisting of Original Entity Units, Additional Equity Units and Director Equity Units, and having the terms and conditions of payment set forth in the Award Agreement.

         "Incentive Award" means a grant of Equity Units or Treasury Stock Shares in accordance with the provisions of the Plan.

         "Key Employee" means an officer or other key employee of any Participating Company whose positions and responsibilities, in the judgment of the Committee, enable such individual to have a significant impact on the operating results of any Participating Company.

         "Original Equity Units" shall mean Equity Units initially available for award prior to June 5, 1995 to Participants who are Key Employees.

         "Participant" shall mean each Director of the Company, or Key Employee of the Company, who is designated by the Committee to receive an award of an Incentive Award.

        "Participant Account" shall be an appropriate record maintained by the Company of the name of each Participant and the Equity Units and Treasury Stock credited to each Participant pursuant to an Incentive Award.

         "Participating Company" means the Company, The Claridge at Park Place, Incorporated and any other subsidiary or other affiliate of the Company which the Board has authorized to join the Plan.

         "Plan" shall mean this Long-Term Management Incentive Plan of Claridge Hotel and Casino Corporation.

         "Treasury Stock" shall mean shares of Class A Common Stock of the Company, par value $0.001 per share, held in treasury and awarded to Participants in Incentive Awards on the terms and conditions set forth in the Award Agreement.


                                   Section III
                GRANT OF PERFORMANCE AWARDS AND AWARD AGREEMENTS

         3.1 Subject to the provisions of the Plan, the Committee shall determine the Incentive Awards to be awarded to any Participant.

         3.2 Each Incentive Award awarded under the Plan shall be evidenced by a written Award Agreement. Such agreement shall be subject to the express terms and conditions set forth in this Plan.

         3.3 The aggregate number of Equity Units and shares of Treasury Stock which may be awarded under the Plan are as follows: Equity Units: 100 Original Equity Units, 100 Additional Equity Units and 100 Director Equity Units; and shares of Treasury Stock: 273,938; provided, however, that the Committee may award to Participants (who may be those persons who are Participants on the date that this Plan takes effect or persons who become Participants at a later date) Equity Units or shares of Treasury Stock forfeited by a Participant upon termination of the service as a Director or employment of that Participant prior to the vesting of any such Units or shares of Treasury Stock provided that the aggregate number of Units and shares of Treasury Stock awarded at any time and not forfeited do not exceed the aggregate number set forth above.

                                   Section IV
                           PAYMENT OF INCENTIVE AWARD

         4.1 An Incentive Award shall be valued and paid, if at all, on the terms and conditions relating to that Incentive Award as set forth in the Award Agreement.

        4.2 Following payment in full of an Incentive Award consisting of Equity Units, that portion of the Incentive Award shall be canceled and the Company shall have no further obligation to the Participant with respect to that portion of the Incentive Award.

                                    Section V
                     TERMINATION OF EMPLOYMENT OR DISCHARGE

         If a Participant voluntarily leaves the employ of the Company or the Participant is discharged by the Company for any reason, or for no reason, or a Participant who is not a Key Employee ceases to be a Director, or in the event of death or Disability of such Participant, the Participant or his Beneficiary in the case of death shall be entitled to retain those Incentive Awards granted to the Participant which have vested in accordance with the vesting provisions set forth in the Award Agreement but have not yet been paid, but the occurrence of such an event shall not, of itself, entitle the Participant or Beneficiary to any payment at that time with respect to any vested Incentive Award. Any nonvested portion of Equity Incentive Units or Treasury Stock Shares in the Participant Account of such Participant shall thereupon be forfeited and canceled (but subject to being re-awarded to another Participant as provided in Section 3.3 hereof), and the Company shall have no obligation to make any payment to the Participant with respect to such forfeited components of any Incentive Award.


                                   Section VI
                            BENEFICIARY DESIGNATIONS

         6.1 Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amounts payable under the Plan upon his or her death. A Participant may from time to time revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.

         6.2 If no such Beneficiary designation is in effect at the time of a Participant's death, or if no designated Beneficiary survives the Participant or if such designation conflicts with law, the Participant's estate shall be entitled to receive the amounts, if any, payable under the Plan upon his or her death. If the Company is in doubt as to the right of any person to receive such amounts, the Company may retain such amounts, without liability for any interest thereon, until the Company determines the rights thereto, or the Company may pay such amounts into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

                                   Section VII
                           ADMINISTRATION OF THE PLAN

         7.1 The Plan shall be administered by the Committee. Notwithstanding the above, the members of the Board who are not employed by any Participating Company (the "Non-Interested Members") may exercise all the powers granted to the Committee hereunder and, solely at the request of the Committee, shall exercise such powers.

         7.2 All decisions, determinations or actions of the Committee or a majority of the Non-Interested Members made or taken pursuant to grants of authority under the Plan shall be made or taken in the sole discretion of the Committee or a majority of the Non-Interested Members, as the case may be, and shall be final, conclusive and binding on all persons for all purposes.

         7.3 The Committee, or a majority of the Non-Interested Members, if requested to do so by the Committee, shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and interpretations and constructions thereof and actions taken thereunder shall be final, conclusive and binding on all persons for all purposes.

         7.4 The decisions and determinations of the Committee or a majority of the Non-Interested Members, as the case may be, under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

         7.5 The act of a majority of the members present at a meeting duly called and held shall be the act of the Committee or the Non-Interested Members. Any decision or determination reduced to writing and signed by all members of the Committee or all of the Non-Interested Members shall be fully as effective as if made by unanimous vote at a meeting duly called and held.

         7.6 Notwithstanding anything else herein to the contrary, the Committee shall not be required to direct the Company to issue any Incentive Award under this Plan.

                                  Section VIII
                      AMENDMENT OR TERMINATION OF THE PLAN

         Although it is the present intention of the Company to maintain this Plan to provide an incentive to Participants to contribute to the Company's growth and achievement of its strategic objectives, the Company by action of a majority of the Non-Interested Members may supplement, modify, amend, or terminate the Plan at any time without the consent of the Participants, but without affecting the Company's obligations under any Award Agreement with respect to the Incentive Awards made prior to any such supplement, modification, amendment or termination.


                                   Section IX
                                     NOTICE

         For purposes of this Plan, all communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal executive office and to a Participant at his principal residence indicated in the Award Agreement, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.


                                    Section X
                                   WITHHOLDING

         In the event the Company is required to withhold income tax on the amount distributed to any Participant pursuant to the terms of the Plan, the Company in its discretion shall determine the method and amount of withholding.


                                   Section XI
                                  MISCELLANEOUS

         11.1     Nothing contained in this Plan shall be construed to:

                  (a) give any director, officer or employee of any Participating Company any right to be awarded Incentive Awards;

                  (b) give any Participant any rights whatsoever with respect to shares of stock of the Company other than any shares of Treasury Stock awarded to the Participant as provided in the Award Agreement;

                  (c) confer upon any employee any right to continue in the employ of any Participating Company or limit in any way the right of a Participating Company to terminate a Participant's employment with the Company at any time;

                  (d) be evidence of any agreement or understanding, express or implied, that a Participating
                           Company will employ a Participant in any particular position or at any particular rate of compensation; or

                  (e) confer upon any Participant who is a Director any right to continue to serve as a Director or limit the circumstances under which such Participant may be removed as a Director.

         11.2 No Incentive Award payable under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of any Participating Company for the benefit of its employees unless the Participating Company shall determine otherwise.

         11.3 No right or benefit under this Plan shall be subject to voluntary or involuntary anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

         11.4 The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

         11.5 To the extent that any Participant acquires a right to receive payments from a Participating Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Participating Company. All payments provided for under the Plan shall be paid from the general assets of the Participating Company; provided, however, that such payments shall be reduced by the amount of any payments made to the Participant or his or her dependents, beneficiaries or estate from a trust or special or separate fund, if any, established by a Participating Company to assure such payments. A Participating Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if a Participating Company shall make any investments to aid it in meeting its obligations hereunder, the Participant shall have no right, title, or interest whatsoever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind between a Participating Company and any Participant.

         11.6 Absence on leave approved by a duly constituted officer of a Participating Company shall not be considered interruption or termination of employment for any purposes of the Plan; provided, however, that no Performance Award may be granted to an employee while he or she is absent on leave.

         11.7 If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, then any payment due him or her (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs a Participating Company, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person.

         11.8 Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

         11.9 The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey (without reference to the principles of conflict or choice of laws thereof).

         11.10 The obligation to make any payment under this Plan to a Participant shall be a joint and several obligation of the Participating Companies.

         IN WITNESS WHEREOF, this Plan, as amended, has been approved by the Non-Interested Members of the Board and executed as of the 5th day of June, 1995.


                                    CLARIDGE HOTEL AND CASINO CORPORATION


                                    By:      /s/ Robert M. Renneisen
                                          ------------------------------------
                                    Title:   President/Chief Executive Officer

                                                             AMENDED EXHIBIT A
                                                          (As of June 5, 1995)

                    TERMS AND CONDITIONS OF UNITS AND SHARES
                      AWARDED UNDER THE CLARIDGE LONG-TERM
                            MANAGEMENT INCENTIVE PLAN



         Set forth below are the terms and conditions applicable to Units and Shares awarded under the Claridge Long-Term Management Incentive Plan pursuant to an Award Agreement. Any term used below which is not defined shall have the meaning as defined in the Plan. Any questions regarding interpretation or construction of the following terms and conditions should be directed to the Human Resources and Compensation Committee (the "Committee") of the Board of Directors of the Claridge Hotel and Casino Corporation. Determinations made by the Committee, or at the request of the Compensation Committee by the Non-Interested Members of the Board of Directors of the Claridge Hotel and Casino Corporation, in interpreting, construing or otherwise administering the Plan shall be final and conclusive and binding on all parties.

I.       Treasury Stock Shares:

         (1) Value: Number of shares awarded; shares may or may not have any value.

         (2) Vesting: Same as vesting of Original Equity Units.

         (3) Payment: The Company will not make any Payment with respect to the shares; however, vested shares may be disposed of in any manner desired by a holder.

         (4) Voting and Dividends:

             (a) Participant may vote all awarded shares, whether or not vested.

             (b) Participants are entitled to dividends, if any, only on shares which have vested.

         (5) Legend: Certificates evidencing shares of Treasury Stock awarded under the Plan will bear a legend referring to the restrictions on transfer of shares which have not vested. Upon vesting of all or a portion of a Participant's shares, the Participant may obtain a certificate evidencing such vested shares upon surrender of the legend certificate. PARTICIPANTS ARE ADVISED THAT ANY SALE, TRANSFER OR OTHER DISPOSITION OF VESTED SHARES MUST BE MADE IN COMPLIANCE WITH ALL FEDERAL AND STATE SECURITIES LAWS.

II. Equity Units, consisting of Original Equity Units, Additional Equity Units and Director Equity Units:

         (1) Value: Each Equity Unit equals its Percentage Share of (a) if the Transaction occurs, the excess of (I) the sum of (w) the excess of (i) the aggregate amount received, in cash, securities or otherwise, by all of the Claridge Entities in connection with the Transaction (but excluding the amount of any liabilities of the Claridge Entities assumed by the acquirer in the Transaction), over (ii) any liabilities of the Claridge Entities immediately following the Transaction, after eliminating any intra-entity liabilities, plus
(x) the aggregate amount, if any, paid by the Company and its subsidiaries to the Partnership (A) as Deferred Rent (as defined below) under the Operating Lease or (B) in excess of amounts which, at the time of payment, were required to be paid to the Partnership pursuant to any agreement, between January 1, 1992 and the date of the Transaction, plus (y) the aggregate amount, if any, paid by the Company and its subsidiaries on the loan made by the Partnership and evidenced by the Note, dated June 16, 1989, plus (z) the aggregate amount of any dividends declared on the Common Stock of the Company and distributions made by the Company to the Distributing Trust under the Restructuring Agreement between January 1, 1992 and the date of the Transaction over (II) the aggregate amount paid to holders of Equity Units pursuant to clause (c) of this paragraph (1) with respect to any such dividend or distribution or with respect to any distribution made by the Partnership to its partners or to such Distributing Trust, or (b) upon a Change in Control (as defined below), the Appraised Value, or (c) if the Company pays a dividend to its shareholders or makes a distribution to the Distributing Trust under the Restructuring Agreement or if the Partnership makes a distribution to its partners or to such Distributing Trust, the amount of any such dividend or distribution; provided, however, that the Committee shall reduce the number of Original Equity Units held by all Participants on a pro rata basis if the Committee, in its sole discretion, determines that the aggregate value of the Original Equity Units and the Treasury Shares exceeds 5.41% of the aggregate equity value of the Claridge Entities.

         (2) Percentage Share: "Percentage Share" shall mean, for Original Equity Units: 0.0541%; for Additional Equity Units: 0.559%; and for Director Equity Units: 0.04%.

         (3) Appraised Value: "Appraised Value" shall mean, as of the date upon which a Change in Control occurs, the excess of (a) the value of the assets and business owned by the Claridge Entities as shown in an updated appraisal letter from Landauer Associates (or any successor to Landauer Associates) provided upon such Change in Control, over (b) the aggregate liabilities of the Claridge Entities as shown on the most recent financial statements filed by the Claridge Entities with the Securities and Exchange Commission, after eliminating intra-entity liabilities.

         (4) Transaction: The Transaction is a transaction in which substantially all of the assets and business operations of the Claridge Entities are transferred to one or more entities in a merger, sale of assets or other acquisition-type transaction.

         (5) Vesting:

                  (a)  With respect to Original Equity Units:

                           (i)     Refinancing of First Mortgage: 25% of the
Original Equity Units held by a Participant will vest upon a refinancing of the existing First Mortgage, either with the existing lender group, with another group of lenders or through the issuance, publicly or privately, of debt securities, on terms that represent a material improvement over those of the existing First Mortgage. The principal basis upon which it will be determined that any refinancing constitutes a material improvement will consist of at least the following, provided that material improvement in the following terms is not coupled with significantly more onerous terms in other respects (such as a significantly higher interest rate, the requirement of compensating cash balances, or significant commitment fees): (1) extension of the term of the mortgage from the then maturity to a least a five-year term, (2) mandatory principal payments based on a minimum 10-year amortization schedule, and (3) increase in the amount of available cash flow permitted to be used for capital improvements in each year to at least $5,000,000. As of January 31, 1994, 25% of the Original Equity Units were vested on this basis.

                           (ii)    Acquisition or Elimination of the United
Way CPR: 25% of the Original Equity Units held by a Participant shall vest when all rights under the Webb Payment, under the Restructuring Agreement, originally held by Del Webb Corporation and now held by a trustee for the benefit of the United Way of Phoenix, Arizona, are acquired by the Company, any Participating Company or any other person or group of persons acting on behalf of the Company or any Participating Company or are eliminated by agreement by the holder of the Webb Payment that such rights are canceled.

                          (iii)    Further Restructuring or Change in Control:
The Original Equity Units of a Participant will vest fully upon the occurrence of (a) a transaction, such as the Transaction, in which the financial and operational structure of the Claridge Entities is simplified by the transfer of substantially all of the assets and operations of the Claridge Entities to a single entity and in which (whether occurring at the time of such a transaction or reasonably anticipated to occur some time thereafter) Claimholders in the Claridge receive cash or marketable securities with respect to any claims they may have with respect to the Claridge Entities, or (b) a Change in Control.

                  (b) With respect Additional Equity Units: Additional Equity Units will vest, if at all, only if a Transaction occurs which results in the Claimholders in the Claridge receiving cash or marketable securities having a value equal to at least $20,000,000.

                  (c) With respect to Director Equity Units:

                           (i)      Vesting Over Time:  One-third of the total
Director Units held by a Participant will vest on December 31, of each of 1995, 1996 and 1997.

                           (ii)     Occurrence of Transaction:  One-half of the
total Director Equity Units will vest upon the occurrence of a Transaction which results in the Claimholders of the Claridge receiving cash or marketable securities having a value equal to at least $20,000,000.

         (6) Claimholders in the Claridge: For purposes of this Plan, "Claimholders in the Claridge" shall mean persons who are shareholders of the Company or limited partners of the Partnership or who hold Contingent Payment Rights with respect to any of the Claridge Entities.

         (7) Change in Control: A "Change in Control" shall mean that any person or group of persons (other than holders of Equity Units or Treasury Stock Shares) acting in concert either (a) own in excess of 50% of the outstanding shares of the Company, or (b) own in excess of 50% of the shares present and voting at a meeting of shareholders of the Company. For this purpose, persons owning shares of the Company who grant a proxy to vote such shares to any person, other than a person designated by the Board, shall be deemed to be a group of persons acting in concert.

         (8) Payment: Payments with respect to the Equity Units shall only be made (a) upon the occurrence of the Transaction, or (b) if (i) any Change in Control of the Company occurs and (ii) within one year after such Change in Control occurs, a holder of Equity Units who is a Key Employee is no longer employed by the Company or a Participating Company in the same capacity and with at least the same responsibilities and compensation as immediately prior to such Change in Control or a holder of Equity Units who was a Director at the time of such Change in Control is no longer a Director, in which event such holder may elect, by written notice to the Company given within 60 days of such change in employment status or status as a Director, as the case may be, to require the Company and the Participating Companies to make payment with respect to the vested Equity Units of such holder, and such payment shall be made within 60 days after the making of such election, or (c) if the Company pays a dividend to its shareholders or makes a distribution to the Distributing Trust under the Restructuring Agreement or if the Partnership makes a distribution to its partners or to such Distributing Trust, no later than the date of such payment or distribution. Upon the occurrence of a Change in Control, the Company, at its sole expense, shall request an updated appraisal letter from Landauer Associates (or any successor to Landauer Associates). Payments will be made only with respect to Equity Units which have vested at the time of payment. The payment to a holder of Equity Units will be in an amount equal the Value represented by the vested Equity Units of that holder, determined as of the time of such payment. Payments must be made in cash or, if payment is to be made upon the occurrence of the Transaction, payment may be made in such securities or other property as is available to be distributed by the Company or the Participating Companies at that time. Following payment to a holder of Equity Units upon occurrence of the Transaction or a Change in Control, the Equity Units of such holder shall be deemed to have been paid in full.

         (9) Substitution: At its discretion, the Committee may substitute shares of Common Stock of the Company, or of some other entity which has succeeded or is expected to succeed to the assets and business of the Claridge Entities, for Equity Units if the Committee determines that the shares to be issued with respect to each Equity Unit have a value reasonably related to the Value of the Equity Unit. Upon such substitution, the Equity Units shall be null and void.

         (9) Deferred Rent: "Deferred Rent" shall have the same meaning as that term is given in Paragraph 1 of the Amendment to the Operating Lease Agreement and Expansion Operating Lease Agreement, dated June 15, 1989, between The Claridge at Park Place, Incorporated and the Partnership.